EXHIBIT 99



INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of Southwest Bancorp, Inc.:

         We have audited the consolidated statement of financial condition of Southwest Bancorp, Inc. and subsidiaries ("Southwest") as of December 31, 1999, and the related consolidated statements of operations, comprehensive income, shareholders' equity and cash flows for each of the two years in the period ended December 31, 1999 (not presented herein). These financial statements are the responsibility of Southwest's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Southwest Bancorp, Inc. and subsidiaries at December 31, 1999, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States of America.




/s/ Deloitte & Touche LLP
Oklahoma City, Oklahoma
January 28, 2000